SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)

Filed by the Registrant / /

Filed by a Party other than the Registrant: /X/

Check the appropriate box:

    / /   Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/   Definitive Proxy Statement
    / /   Definitive Additional Materials
    / /   Soliciting Material Pursuant to Section 240.14a-11(c) or
          Section 240.14a-12


                               NASHUA CORPORATION
                (Name of Registrant as Specified In Its Charter)

                             THE NEWCASTLE PARTNERS'
                           VALUE REALIZATION COMMITTEE


                   (Name of Persons(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required.

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


     / /  Fee paid previously with preliminary materials:

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                 PROXY STATEMENT
                                       OF
                               NEWCASTLE PARTNERS'
                           VALUE REALIZATION COMMITTEE


                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               NASHUA CORPORATION


            PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD

          This proxy statement (this "Proxy Statement") and BLUE proxy card are being furnished in connection with the solicitation of proxies by the Newcastle Partners' Value Realization Committee (the "Value Realization Committee" or the "Committee") for use at the upcoming annual meeting of stockholders of Nashua
Corporation, a Delaware corporation ("Nashua" or the "Company"), and at any adjournments or postponements thereof (the "2000 Annual Meeting"). Nashua has provided notice that the 2000 Annual Meeting will be held on April 25, 2000, and that the record date for determining stockholders entitled to notice of and to vote at the 2000 Annual Meeting is March 14, 2000 (the "Record Date").

          The Company has publicly stated that at the 2000 Annual Meeting, the Company's stockholders will be asked to (i) elect the Board of Directors of Nashua (the "Board"), (ii) and take action upon a proposal made by Gamco Investors to request the Board to redeem the Preferred Stock Purchase Rights issued in July of 1996 unless said issuance is approved by the affirmative vote of a majority of the outstanding Shares (as defined below) at a meeting of the stockholders held as soon as practical (the "Pill Redemption Proposal"), and
(iii) consider other business properly brought before the 2000 Annual Meeting.

          The Value Realization Committee has nominated four individuals to be elected to the Board: Mark E. Schwarz, John A. (Pete) Bricker, Jr., Dan E. Bruhl, M.D. and Joseph A. Malick (the "Nominees"). The Value Realization Committee is soliciting proxies for the election of the Nominees to the Board and members of the Value Realization Committee intend to vote their Shares for the election of the Nominees. In addition, although the Value Realization Committee is not soliciting proxies in favor of the Pill Redemption Proposal, members of the Value Realization Committee also intend to vote their Shares in favor of such proposal. If you sign and return the enclosed BLUE proxy card but do not specify how to vote, we will vote your Shares in favor of the election of the Nominees and the Pill Redemption Proposal.

          On the Record Date, the Company has stated that 5,860,949 shares of common stock of the Company, $1.00 par value per share (the "Shares") were outstanding and entitled to vote at the 2000 Annual Meeting. The members of the Value Realization Committee, along with all of the participants in this solicitation, were the beneficial owners of an aggregate of 110,300 Shares which represents approximately 1.9% of the Shares outstanding, on the Record Date, and were the beneficial owners of an aggregate of 149,100 Shares which represents approximately 2.5% of the Shares, on the date hereof (based on information publicly disclosed by the Company).

          This Proxy Statement and the BLUE proxy card are first being furnished to Nashua stockholders on or about April __, 2000. As Nominees, Messrs. Schwarz, Bricker, Bruhl and Malick are also deemed to be participants in this proxy solicitation. Newcastle Partners, L.P. is also a participant. Stockholders of record at the close of business on the Record Date will be entitled to one vote at the 2000 Annual Meeting for each Share held on the Record Date. The principal executive offices of Nashua are 44 Franklin Street, Nashua, New Hampshire 03060.

          In the event the Company purports to increase the number of directorships pursuant to Article III, Section 2 of the Bylaws, the Value Realization Committee reserves the right to nominate additional persons as director such that the Nominees would constitute a majority of the Board.

          THIS SOLICITATION IS BEING MADE BY THE VALUE REALIZATION COMMITTEE AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OR MANAGEMENT OF THE COMPANY.

          The Value Realization Committee is not aware of any other proposals to be brought before the Annual Meeting. However, should other proposals be brought before the 2000 Annual Meeting, the persons named as proxies in the enclosed BLUE proxy card will vote on such matters in their discretion.

                                    IMPORTANT

          Your vote is important, no matter how many or how few Shares you own. The Value Realization Committee urges you to sign, date, and return the enclosed BLUE proxy card today to vote FOR the election of the Nominees.

          The Nominees are committed, subject to their fiduciary duty to the Company's stockholders, to giving all the Company's stockholders the opportunity to receive the maximum present value for their Shares. A vote FOR the Nominees will enable you - as the owners of the Company - to send a message to the Board that you are committed to maximizing the present value of your Shares.

/ / If your Shares are registered in your own name, please sign and date the enclosed BLUE proxy card and return it to the Newcastle Partners' Value Realization Committee, c/o D. F. King & Co., Inc., in the enclosed envelope today. You are urged not to sign any proxy card sent to you by Nashua.

/ / If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute on your behalf the BLUE proxy card. The Value Realization Committee urges you to confirm your instructions in writing to the person responsible for your account and to provide a copy of such instructions to the Newcastle Partners' Value Realization Committee, c/o D. F. King & Co., Inc., who is assisting in this solicitation, at the address and telephone numbers set forth below, and on the back cover of this Proxy Statement, so that we may be aware of all instructions and can attempt to ensure that such instructions are followed.


                 If you have any questions regarding your proxy,
             or need assistance in voting your Shares, please call:

                             D. F. KING & CO., INC.
                                 77 Water Street
                          New York, New York 10005-4495

                         Call toll-free: (800) 488-8035
                Bankers and Brokers Call Collect: (212) 269-5550

                       PROPOSAL I - ELECTION OF DIRECTORS

Why You Should Vote For The Value Realization Committee Nominees

         The Value Realization Committee believes that the value of the Company has not been maximized by the incumbent Board of Directors and believes that the election of the Committee's Nominees represents the best means for stockholders to maximize the present value of their Shares. If all are elected, the Nominees will constitute a majority of the current seven members of the Board and will, subject to their fiduciary duties, seek to conduct a comprehensive and impartial review of all available options to increase stockholder value, including whether to terminate the proposed acquisition (to the extent such proposed acquisition has not already closed), or to engage in additional share buybacks, a Dutch Tender, a cash distribution, a recapitalization, or pursue the possibility that the Company be sold in whole or in part. In considering who is most capable of maximizing value, the Value Realization Committee believes that it is in the best interests of stockholders to elect a new majority to the Board who are unaffiliated with the existing Board.

         Shortly after the Value Realization Committee announced its intent to run a competing slate of directors, the Company announced its plans to acquire Rittenhouse Paper Company for $57 million in cash, subject to closing adjustments, plus up to $6 million of contingent consideration. The incumbent Board, without stockholder approval, thus may propose to utilize a large part, if not all, of the Company's cash on hand, which at year end 1999 totaled $25 million. The Nominees intend to conduct their own review of the proposed transaction and, if it is in the best interests of the Company, to terminate the proposed acquisition (to the extent such proposed acquisition has not already closed), subject to their fiduciary obligations. The Company has indicated in recent press releases that the proposed transaction is expected to be completed in April, subject to Hart-Scott-Rodino clearance, other customary closing conditions and possible termination if not closed by April 24, 2000 (one day prior to the 2000 Annual Meeting), unless otherwise extended by Rittenhouse. In making its determination, the Nominees will consider all relevant alternatives and factors, including costs of termination, if any, none of which are publicly available. The Nominees will address, among other things, whether a cash distribution, share buy back program or similar effort would be a better use of the Company's cash holdings. Based on the market response to date, the Value Realization Committee believes that many stockholders do not share incumbent management's enthusiasm for the proposed acquisition. On March 21, 2000, the day before the announcement of the proposed acquisition, the Company's shares closed at $9.3125. Although the Company's shares closed at $10.3125 on the day following the announcement, by April 4, 2000, the Company's shares had declined to $8.375. While the stock market has been volatile during this period and other factors may also effect the stock price, the Value Realization Committee believes that the recent decline in the Company's share price may demonstrate the stockholders' lack of enthusiasm for the proposed acquisition.

         Because Mr. Garbacz will have his current position preserved by this major acquisition, the Value Realization Committee questions management's impartiality in selecting this acquisition as the best means to increase stockholder value, as opposed to certain of the other alternatives described herein. Also, because the six directors who are not members of management collectively own only 38,097 shares of Common Stock outright, the Value Realization Committee questions whether their interests are fully aligned with all stockholders when deciding whether to use the Company's large cash balance for an acquisition as opposed to a cash distribution, share buyback program or similar effort as the best means to maximize stockholder value. The

Value Realization Committee also questions whether existing management, in light of its performance to date, is capable of achieving the synergies and incremental values that it predicts will arise from the proposed acquisition. A review of management's track record is set forth below.

         The Company's stock price over the past several years demonstrates the Board's inability to create value for its stockholders. According to information contained in the management's Proxy Statement for the 2000 Annual Meeting (the "Management Proxy Statement"), during the period from December 31, 1994 through December 31, 1999, the Company's share price performance has trailed both the S&P 500 Index and a peer group index selected by the Company by substantial margins. According to the Management Proxy Statement, during this period the cumulative total returns for the S&P 500 Index and the Company's peer group index were 251.1% and 117.7%, respectively, while in contrast the Company's Shares actually lost 62.3% of their value.

         The  Company's  poor  stock  price  performance  is  reflective  of the
Company's disappointing operating performance. The Company has publicly disclosed data on the performance of its existing operations (i.e., excluding its photofinishing operations which were sold in early 1998) going back to 1993. During the seven years ended December 31, 1999, the Company reported a cumulative pretax loss from continuing operations that in the aggregate totals $96.269 million.

                                         Profit/(Loss)
                   Year            (in millions of dollars)
                   ----            ------------------------

                   1993                    ($16.815)
                   1994                    ($13.625)
                   1995                    ($34.998)
                   1996                    ($11.464)
                   1997                    ($10.300)
                   1998                    ($11.950)
                   1999                     $2.883
                                           ---------
               Total Losses                ($96.269)
                                           =========

The Value Realization Committee considers a cumulative pretax loss from continuing operations totaling $96.352 million over the last seven years to be staggering when compared to the Company's December 31, 1999 reported total stockholders' equity of $66.826 million and the Company's public market equity value of approximately $44.0 million (based on the December 31, 1999 closing share price of $7.50 and assuming 5,891,949 outstanding Shares, as reported in the Company's Form 10-Q for the quarterly period ended October 1, 1999).

         While management has promised stockholders improved results in the past, it has failed to deliver on these assurances. In his letter to stockholders included in the Company's 1997 Annual Report, Gerald G. Garbacz, Chairman, President and Chief Executive Officer stated that "We are confident that 1998 will yield the results you deserve. This is a promise not only made by me, but also by every employee of Nashua." However, the following year the Company reported a pretax loss from continuing operations of $11.950 million. Additionally, in the Company's 1998 Annual Report, Mr. Garbacz stated "In 1999 and beyond, our emphasis is on growth - both in revenues and in profitability." However, in 1999 the Company reported sales growth of only 1.8% and pretax income from continuing operations of only $2.883 million, an amount that represents only a 1.7% pretax margin on sales of $170.844 million.

         It is important to note that the above-referenced operating losses were experienced despite substantial capital expenditures. During the past seven years the Company has reinvested an aggregate of $56.672 million. In the Committee's opinion, the capital expenditures appear to have created little, if any, return on investment, based on the Company's $96.352 million cumulative pretax loss from continuing operations during this same period of time. The Value Realization Committee considers capital expenditures that approximate $57 million to be enormous when compared to the Company's December 31, 1999 total investment in plant and equipment (net of depreciation) of $40.002 million, the Company's total stockholders' equity of $66.826 million and the Company's December 31, 1999 public market equity value of approximately $44.0 million.


                            Capital Expenditures
          Year              (in millions of dollars)
          ----              ------------------------
          1993                     $11.470
          1994                     $11.306
          1995                     $9.044
          1996                     $5.877
          1997                     $4.418
          1998                     $6.702
          1999                     $7.855
                                   ------
          Total                   $56.672
                                  =======

         With regard to who is most likely to maximize the present value of the Shares, the Committee notes that no single member of the Board or management individually owns greater than 1% of the Shares and that collectively the Board and management together own less than 1.5% of the Shares, when options and restricted stock are excluded from the calculation of ownership, based on information contained in the Management Proxy Statement. Given this fact, the Value Realization Committee finds it curious that Mr. Garbacz's describes himself as "one of the Company's largest shareholders" in the Company's March 9, 2000 press release. The lack of significant ownership of the Shares by the Board and management, when excluding options and restricted stock, may contribute to a lack of commitment to maximizing the value of the Shares or result in actions taken by the Company that are not always in the best interest of the greater majority of stockholders generally.


                                          Shares
                                         excluding
                                         options and          Percent of
         Name of Beneficial Owner     restricted stock          Class+
         ------------------------     ----------------          -----

         Sheldon A. Buckler                 7,589                  *
         Gerald G. Garbacz                 37,612                  *
         Charles S. Hoppin                  6,589                  *
         John J. Ireland                     642                   *
         John M. Kucharski                  7,089                  *
         Joseph R. Matson                    880                   *
         David C. Miller, Jr                4,589                  *
         Peter J. Murphy                    3,652                  *
         James F. Orr III                   8,589                  *
         John L. Patenaude                  2,610                  *
         Bruce T. Wright                    2,938                  *
         Directors and Executive
         Officers as a group               82,779                1.4%

------------
*Less than 1%

+ Assuming 5,860,949 outstanding Shares, as reported in the Company's Proxy Statement.

         On the Record Date and on the date hereof, the members of the Value Realization Committee, along with all participants in this solicitation, beneficially owned 110,300 Shares, or 1.9% of the outstanding Shares, acquired at an aggregate cost of $879,494, and 149,100 Shares, or 2.5% of the outstanding Shares, acquired at an aggregate cost of $1,229,093, respectively. The Value Realization Committee believes that it is important to distinguish between shares acquired for cash and other interests, such as options and restricted stock, awarded for service. Those who have actually invested funds, like some members of the Value Realization Committee, are at risk of losing their investment if the Board's decisions concerning the future of the Company prove ill-advised. For example, while Mr. Garbacz, the Chief Executive Officer, beneficially owns 281,612 shares, or 4.8% of the outstanding Shares as of the Record Date, all but 37,612 of those shares (0.6% of the outstanding shares) represent options or restricted stock; of the restricted stock, 225,000 shares will not vest unless the Company's ten-day average closing price hits levels of $19 per share or higher. Thus, it is clear that Mr. Garbacz's financial stake in the Company's Shares differs substantially from that of major stockholders whose interests arise solely from their purchase of the Company's Common Stock.

         The Value Realization Committee believes that the value of the Company has not been maximized by the Board and it is committed to giving all of the Company's stockholders an opportunity to receive the maximum present value for their Shares. If all are elected, the Nominees will constitute a majority of the current seven members of the Board and will, subject to their fiduciary duties, seek to conduct a comprehensive and impartial review of all available options to increase stockholder value, including whether to terminate the proposed acquisition or to engage in additional share buybacks, a Dutch Tender, a cash distribution, a recapitalization, or pursue the possibility that the Company be sold in whole or in part. Neither the Value Realization Committee, nor any other person on its behalf, has made or undertaken any analyses or reports as to whether stockholder present value will be maximized as a result of this solicitation. There can be no assurance that the present value of the Shares will be maximized as a result of this solicitation or the election of the Nominees.

THE NOMINEES

         The Value Realization Committee is proposing that the stockholders of the Company elect the Nominees to the Board at the 2000 Annual Meeting. If required, the Value Realization Committee intends to distribute to the stockholders of the Company supplemental materials, in the event that the Board takes action after the date of this Proxy Statement, to increase the number of directors of the Company. In the event the Company purports to increase the number of directorships pursuant to Article III, Section 2 of the Bylaws, the Value Realization Committee reserves the right to nominate additional persons as director such that the Nominees would constitute a majority of the Board. The participants intend to distribute to the stockholders of the Company supplemental materials in the event that the Board takes action after the date of this Proxy Statement to increase the number of directors of the Company.


THE VALUE REALIZATION COMMITTEE AND ITS SLATE

         The Value Realization Committee is composed of Mark E. Schwarz, John A.
(Pete) Bricker, Jr. and Newcastle Partners, L.P, a Texas limited partnership ("Newcastle"). Mark E. Schwarz, John A. Bricker, Jr., Dan E. Bruhl, M.D. and Joseph A. Malick constitute the Nominees for election to the Board. Biographical data on the Nominees is set forth below. The Committee was formed on or about February 24, 2000. The Committee is an unincorporated association with its office at 4514 Cole Avenue, Suite 600, Dallas, Texas 75205. Its telephone number is (214) 559-7145. The Committee's officers are Messrs. Schwarz and Bricker.

         THE FOLLOWING INFORMATION SETS FORTH THE NAME, BUSINESS ADDRESS, PRESENT PRINCIPAL OCCUPATION, AND EMPLOYMENT AND MATERIAL OCCUPATIONS, POSITIONS, OFFICES, OR EMPLOYMENTS FOR THE PAST FIVE YEARS OF THE NOMINEES. THIS INFORMATION HAS BEEN FURNISHED TO THE VALUE REALIZATION COMMITTEE BY THE NOMINEES. WHERE NO DATE IS GIVEN FOR THE COMMENCEMENT OF THE INDICATED OFFICE OR POSITION, SUCH OFFICE OR POSITION WAS ASSUMED PRIOR TO JANUARY 1, 1995. EACH PERSON LISTED BELOW IS A CITIZEN OF THE UNITED STATES.

         MARK E. SCHWARZ (39) is one of the nominees for director. Mr. Schwarz has been the sole general partner of Newcastle Partners, L.P., a private investment firm, since January 1993. In conjunction with his management of Newcastle Partners, L.P., Mr. Schwarz was also Vice President of Sandera Capital L.L.C., a private investment firm affiliated with Hunt Financial Group, L.L.C., a Dallas-based investment firm associated with the Lamar Hunt family ("Hunt"), from December 1995 to June 1999 and Manager from May 1995 to September 1999. Mr. Schwarz was a securities analyst and portfolio manager for SCM Advisors, L.L.C., a Hunt-affiliated registered investment advisor, from May 1993 to 1996. For information regarding Newcastle Partners, L.P., see below under "Participant Information". Mr. Schwarz has been a director of Bell Industries, Inc., a NYSE listed company, since February 2000. Mr. Schwarz was previously a director of Aydin Corporation ("Aydin"), a NYSE listed company, from October 1998 until its sale to L-3 Communications Corporation in April 1999 at a price of $13.50. The sale price of $13.50 represented a 64% premium over the reported closing price of $8.1875 per share the last trading day before Mr. Schwarz became a director of Aydin Corporation. Mr. Schwarz was a member of a group of stockholders that sought election to the Board of Aydin in order to maximize stockholder value. The existing directors agreed to appoint Mr. Schwarz and two other members of the group to the Board of Aydin. Mr. Schwarz thereafter worked along with the other directors to find a suitable acquiror for the business as a whole or for its various divisions. As of the Record Date and as of the date hereof, Mr. Schwarz beneficially owned 110,200 Shares and 149,000 Shares, respectively, in each case all of which were owned by Newcastle Partners, L.P. The business address of Mr. Schwarz is 4514 Cole Avenue, Suite 600, Dallas, Texas 75205. For information regarding Mr. Schwarz's purchases and sales of Shares during the past two years, see Schedule I.

         JOHN A. (PETE) BRICKER, JR. (48) is one of the nominees for director. Mr. Bricker has been a principal of SCM Advisors, L.L.C., an investment management services firm, since January 1992. Mr. Bricker was also a principal of Sandera Capital Management, L.P., an investment management services firm, from December 1995 to June 1999. Mr. Bricker was an Adjunct Lecturer in Finance, Southern Methodist University, from May 1993 to May 1997 and a Lecturer in Finance, Southern Methodist University, from August 1987 to May 1993. Mr. Bricker was a director of General Housewares Corp. ("General Housewares"), a NYSE listed company, from November 1998 to May 1999. General Housewares, was sold to Corning Consumer Products Company ("Corning") for $28.75 per share in October 1999. The sale price of $28.75 represented a 238% premium to the reported closing price of $8.50 on September 28, 1998, the day Mr. Bricker formally requested representation on General Houseware's Board of Directors in an amended Schedule 13D filing. Mr. Bricker resigned as a director in May 1999 to protest the Board's handling of a third-party cash offer to buy General Housewares at a substantial premium to its then-current market price. In Mr. Bricker's view, the General Houseware's Board did not act responsibly to assure that a favorable transaction was concluded. In October 1999, General Housewares completed a sale to Corning; Mr. Bricker believes that his public protest brought the Board's conduct to the attention of General Housewares and was critical to bringing about the sale. As of the Record Date and as of the date hereof, Mr. Bricker owned 100 Shares. The business address of Mr. Bricker is 5949 Sherry Lane, Suite 1350, Dallas, Texas 75225. For information regarding Mr. Bricker's purchases and sales of Shares during the past two years, see Schedule I.

         DAN E. BRUHL, M.D. (57) is one of the nominees for director. Dr. Bruhl has been an Associate Physician of Ophthalmic Partners of Texas, a physician professional corporation since 1996. Dr. Bruhl was also President and an Associate Physician of Ophthalmology Associates from 1973 to 1996. Dr. Bruhl has been a director of Akorn, Inc., a NASDAQ listed company, since 1983. Dr. Bruhl was previously a director of Surgical Care Affiliates, a NYSE listed company, from 1984 until its sale to HealthSouth Corporation in 1996. As of the date hereof, Dr. Bruhl does not beneficially own any Shares. Mr. Bruhl has not purchased or sold any Shares in the past two years. The business address of Dr. Bruhl is 1201 Summit Avenue, Fort Worth, Texas 76102.

         JOSEPH A. MALICK (34) is one of the nominees for director. Mr. Malick has been a director and the General Counsel of The Crossroads Group, a private equity investment management firm, since February 2000. Prior to such time, Mr. Malick was an Associate with Akin, Gump, Strauss, Hauer & Feld, L.L.P., attorneys at law, from September 1995 to February 2000. As of the date hereof, Mr. Malick does not beneficially own any Shares. Mr. Malick has not purchased or sold any Shares in the past two years. The business address of Mr. Malick is 1717 Main Street, Suite 2500, Dallas, Texas 75201.

         The  Nominees  will  not  receive  any  compensation   from  the  Value
Realization Committee for their services as a director of the Company. On February 24, 2000, Newcastle, Mark E. Schwarz and John A. (Pete) Bricker, Jr. entered into an agreement pursuant to which, among other things, (i) they formed the Value Realization Committee and Mr. Bricker agreed to nominate a slate of directors to the Nashua Board and solicit proxies for the 2000 Annual Meeting for their slate of directors for the Board, (ii) they agreed to make a joint filing on behalf of each of them of statements on Schedule 13D with respect to the common stock of the Company at such time as such statements are required to be filed and (iii) Newcastle agreed to bear all expenses incurred in connection with the nomination of the Nominees to the Nashua Board, and related actions. Each Nominee is also party to an indemnification agreement between such Nominee and Newcastle pursuant to which Newcastle has agreed to indemnify and hold such Nominee harmless for liabilities, costs and other expenses incurred by such Nominee in connection with their agreement to serve as a Nominee.

         The reason for nominating the Nominees to the Nashua Board is to seek to elect directors who are committed, among other things, to maximizing value for all of Nashua's stockholders. Other than as stated above, there are no arrangements or understandings between the Value Realization Committee and each Nominee or any other person or person pursuant to which the nominations described herein are to be made, other than the consent by each of the Nominees to serve as a director of the Company if elected as such at the 2000 Annual Meeting. The Nominees have executed written consents agreeing to be a nominee for election of director of the Company and to serve as a director if so elected. The Nominees have not been convicted in any criminal proceedings (excluding traffic violations or similar misdemeanors) over the past ten years and are not adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

         According to the Company's public filings, if elected as a director, each Nominee, as a non-employee director, will receive an annual retainer payable in Shares with a market value of

$15,000. They will also receive $1,000 in cash plus expenses for each Board meeting and Board committee meeting attended and are each year awarded options to purchase 1,000 Shares having an exercise price equal to the fair market value for such Shares on the date of award under provisions of Nashua's 1996 Stock Incentive Plan. The Lead Director is compensated an additional $7,500 annually in cash.

         The Value Realization Committee does not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to do so, the Shares represented by the enclosed BLUE proxy card will be voted for alternate nominees. In addition, the Value Realization Committee reserves the right to nominate substitute or additional persons if the Company makes or announces any changes to its Bylaws, including increasing the size of the Board, or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees. In any such case, Shares represented by the enclosed BLUE proxy card will be voted for such substitute or additional nominees. Also, in the event the election of directors is by cumulative voting, the persons named in the enclosed proxy will cumulate the votes represented by the proxies so as to elect the maximum number of Nominees possible, which number may be less than four.

         YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED BLUE PROXY CARD.


                    PROPOSAL 2 - STOCKHOLDER PROPOSAL TO URGE
                    THE BOARD OF DIRECTORS OF THE COMPANY TO
                     REDEEM ITS 1996 SHAREHOLDER RIGHTS PLAN

         THE VALUE REALIZATION COMMITTEE HAS INCLUDED THIS PROPOSAL FOR THE CONVENIENCE OF THE STOCKHOLDERS. THE PROPOSAL IN ITS ENTIRETY, TOGETHER WITH MANAGEMENT'S RESPONSE, IS REPRINTED FROM THE MANAGEMENT PROXY STATEMENT. THE VALUE REALIZATION COMMITTEE DOES NOT HEREBY EXPRESS AN OPINION ON THIS PROPOSAL; HOWEVER, EACH OF THE MEMBERS OF THE VALUE REALIZATION COMMITTEE INTENDS TO VOTE THEIR SHARES IN FAVOR OF SUCH PROPOSAL. THE PROPOSAL AS IT APPEARS IN THE MANAGEMENT PROXY STATEMENT FOLLOWS:

         GAMCO Investors, Inc. ("GAMCO"), One Corporate Center, Rye, New York 10580-1434, which is the owner of record of 777,099 shares of common stock (approximately 13.3% of the outstanding shares of common stock), has given notice that it intends to present the following resolution at the 2000 Annual meeting of Stockholders. The proposed resolution and supporting statement for which the Board of Directors and the Company accept no responsibility are as follows:

STOCKHOLDER PROPOSAL

         RESOLVED:     That  the   shareholders  of  Nashua   Corporation   (the
                       "Company") hereby request the Board of Directors to redeem the Preferred Stock Purchase Rights issued in July of 1996, unless said issuance is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as practical.

SUPPORTING STATEMENT OF STOCKHOLDER

         On July 19, 1996, the Board of Directors adopted a shareholder rights plan, which declared a dividend distribution of one stock purchase right ("right" or "rights") for each outstanding share of common stock. These rights are a type of corporate anti-takeover device, commonly known as a "poison pill."

         Under the rights plan, as amended, the rights are exercisable when a person or group acquires a beneficial interest in 20% of the common stock of the Company, or announces a tender or exchange offer that would result in such person or group owning 20% or more of the Company's common stock. The result of the issuance of the rights is to vastly increase the cost to a potential bidder of effecting any merger or tender offer that is not approved by the Board of Directors. The Company may redeem the rights for $.01 per right.

         A proposal to redeem the rights was submitted by GAMCO Investors, Inc. and included in the Company's proxy statement for its 1998 annual meeting. A majority of the stockholders voting at the 1998 meeting voted in favor of the proposal. However, the Company declined to follow the express wishes of the shareholders. Instead, in response to the shareholder vote, the Board of Directors merely increased the threshold at which the rights become exercisable from 10% to 20%.

         The Company's poison pill is particularly unjustified in light of the long-standing inability of management to bring the value of the Company to the surface. The performance graph on page 10 of the Company's 1998 proxy statement vividly displays that since 1993 the Company has substantially underperformed the S&P 500 Index as well as its composite peer group. However, the poison pill, which was unilaterally adopted by the Board of Directors, serves to entrench existing management.

         We believe the shareholders are entitled to decide on what is a fair price for their holdings. However, as a consequence of the poison pill, potential bidders for the Company's stock are forced to negotiate with management, and are effectively precluded from taking their offer directly to the shareholders.

         In the face of significant and continuing declines in the Company's stock price over the past six years, the Board, in an effort to improve shareholder value, should redeem the rights or put their continuance to a shareholder vote as soon as practical.

         We urge shareholders to vote for this resolution.

COMPANY'S STATEMENT IN RESPONSE TO THE PROPOSAL

         The Board makes no recommendation with respect to the adoption of this proposal.

         The affirmative vote of the holders of a majority of the shares of the Common Stock entitled to vote held by stockholders present at the meeting in person or by proxy is required for approval of this proposal. Because this proposal is considered a "non-discretionary" vote under the New York Stock
Exchange rules, broker non-votes will be excluded and considered not cast for purposes in determining whether this proposal has been approved. Approval would not, however, require that the requested action be taken since the proposal is precatory. Nevertheless, the Company's Board of Directors intends to redeem the rights outstanding under the Nashua Corporation Shareholder Rights Plan if this proposal is approved by the stockholders at this annual meeting. Unless otherwise indicated, the persons named on the proxy will abstain from voting on this proposal.

              PROPOSAL 3 - RATIFICATION OF SELECTION OF INDEPENDENT
                                   ACCOUNTANTS

         The Committee has no objection to the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 2000. Please see the Management Proxy Statement for a description of this proposal.

                           VOTING AND PROXY PROCEDURES

         Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Each Share is entitled to one vote. Stockholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date. Based on publicly available information, the Value Realization Committee believes that the only outstanding class of securities of the Company entitled to vote at the 2000 Annual Meeting are the Shares.

         Shares represented by properly executed BLUE proxy cards will be voted at the 2000 Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of as many of the Nominees to the Board as the voted represented by such proxies are entitled to elect, FOR the Poison Pill Removal and in the discretion of the persons named as proxies on all other matters as may properly come before the 2000 Annual Meeting. Holders of Shares have one vote for each share. The candidates receiving the highest number of votes, up to the number of directors to be elected (which is presently seven), shall be elected. Votes against a director and votes withheld shall have no legal effect.

         On March 21, 2000, the Company amended its by-laws to provide that:

               If some but not all of the total number of directors to be elected receive a majority vote of the shares of stock entitled to vote . . . , then the remaining number of directors to be elected, up to the total number of directors to be elected, shall be elected by a plurality of the votes of the shares of stock entitled to vote . . . ."

Accordingly, should you vote for the Value Realization Committee's Nominees and should they receive a majority of the votes, three Company Nominees with the highest number of votes will be elected the remaining members of the Board. The Value Realization Committee has not been advised that any Company nominee will not serve if elected to a Board whose majority is comprised of the Committee's Nominees; the Committee has no plans to fill any vacancy that might arise, should the Company Nominees decline to serve on a Board with the Committee's Nominees as the majority.

         In the event the Company purports to increase the number of directorships pursuant to Article III, Section 2 of the Bylaws, the Value Realization Committee reserves the right to nominate additional persons as director such that the Nominees would constitute a majority of the Board.

         A quorum must be present to take any action on a voting matter at the 2000 Annual Meeting. The presence in person or by proxy of the persons entitled to vote a majority of the Shares will constitute a quorum at the 2000 Annual Meeting. For purposes of determining the number of Shares present in person or represented by proxy on voting matters, all votes cast "FOR", "AGAINST" or "ABSTAIN" are included. A "Broker Non-Vote" is a vote withheld by a broker on a particular matter because the broker has not received instructions from the customer for whose account the shares are held. Broker non-votes and abstentions are not treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes and abstentions will have no effect on the election of directors.

         Stockholders of the Company may revoke their proxies at any time prior to its exercise by attending the 2000 Annual Meeting and voting in person (although attendance at the 2000 Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to the Value Realization Committee, in care of D. F. King & Co., Inc, at the address set forth on the back cover of this Proxy Statement or to the Company, at 44 Franklin Street, Nashua, New Hampshire 03060 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, the Value Realization Committee requests that either the original or photostatic copies of all revocations be mailed to the Value Realization Committee, in care of D. F. King & Co., Inc, at the address set forth on the back cover of this Proxy Statement so that the Value Realization Committee will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.

         IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED BLUE PROXY CARD IN
THE POSTAGE-PAID ENVELOPE PROVIDED.

                             SOLICITATION OF PROXIES

         The solicitation of proxies pursuant to this Proxy Statement is being made by the Value Realization Committee. Proxies may be solicited by mail, facsimile, telephone, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of the Value Realization Committee, none of whom will receive additional compensation for such solicitation.

         The Value Realization Committee has retained D. F. King & Co., Inc for solicitation and advisory services in connection with this solicitation, for which D. F. King & Co., Inc will receive $[25,000] together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. D. F. King & Co., Inc will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Value Realization Committee has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. Newcastle will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D. F. King & Co., Inc will employ approximately 30 persons to solicit the Company's stockholders for the 2000 Annual Meeting.

         The entire expense of soliciting proxies is being borne by Newcastle. Newcastle does not currently intend to seek reimbursement of the costs of this solicitation from the Company, although if some or all of the Nominees are elected, Newcastle may seek reimbursement from the Company for the costs of this solicitation. Costs of this solicitation of proxies are currently estimated to be approximately $150,000. Newcastle estimates that through the date hereof, its expenses in connection with this solicitation are approximately $20,000.


                         INFORMATION ABOUT PARTICIPANTS

         The Value Realization Committee is comprised of Newcastle, Mark E. Schwarz and John A. (Pete) Bricker, Jr. On February 24, 2000, Newcastle, Mark E. Schwarz and John A. (Pete) Bricker, Jr. entered into an Agreement pursuant to which, among other things, (i) they formed the Value Realization Committee and Bricker agreed to nominate a slate of directors to the Nashua Board and solicit proxies for the 2000 Annual Meeting for their slate of directors for the Board,
(ii) they agreed to make a joint filing on behalf of each of them of statements on Schedule 13D with respect to the common stock of the Company and (iii) Newcastle agreed to bear all expenses incurred in connection with the nomination of the Nominees to the Board, and related actions. On the Record Date and on the date hereof, members of the Value Realization Committee, along with all participants in this solicitation, beneficially owned 110,300 Shares and 149,100 Shares, respectively. For information regarding the Value Realization Committee purchases and sales of Shares during the past two years, see Schedule I.

         The principal business of Newcastle is the purchase, sale, exchange, acquisition and holding of investment securities. The principal business address of Newcastle is 4514 Cole Avenue, Suite 600, Dallas, Texas 75205. Mark E. Schwarz is the sole general partner of Newcastle. On the Record Date and on the date hereof, Newcastle was the beneficial owner of 110,200 Shares and 149,000 Shares, respectively. On the Record Date and on the date hereof, Mr. Schwarz beneficially owned 110,200 Shares and 149,000 Shares, respectively. For information regarding the purchases and sales of Shares during the past two years by Newcastle, see Schedule I.

         Mr. Bricker is a principal of SCM Advisors, L.L.C., an investment management services firm. On the Record Date and on the date hereof, Mr. Bricker beneficially owned 100 Shares. For information regarding the purchases and sales of Shares during the past two years by Mr. Bricker, see Schedule I.

         Dr. Bruhl is an Associate Physician of Ophthalmic Partners of Texas, a physician professional corporation. Dr. Bruhl does not beneficially own any Shares.

         Mr. Malick is a director and the General Counsel of The Crossroads Group, a private equity investment management firm. Mr. Malick does not beneficially own any Shares.

         The Board has a single class of directors. At each annual meeting of stockholders, the directors are elected to a one-year term. The Nominees, if elected, would serve as directors for the term expiring in 2001 or until the due election and qualification of their successors. The Value Realization Committee has no reason to believe any of the Nominees will be disqualified or unable or unwilling to serve if elected.

          CERTAIN TRANSACTIONS BETWEEN THE VALUE REALIZATION COMMITTEE
                                 AND THE COMPANY

         Except as set forth in this Proxy Statement (including the Schedules hereto), neither the Value Realization Committee, nor any of the Nominees or any of the other participants in this solicitation, or any of their respective associates: (i) directly or indirectly beneficially owns any Shares or any securities of the Company; (ii) has had any relationship with the Company in any capacity other than as a stockholder, or is or has been a party to any transactions, or series of similar transactions, since January 1, 1998, with respect to any Shares; or (iii) knows of any transactions since January 1, 1998, currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by the Value Realization Committee or any of the Nominees or any other participant in this solicitation or any of their respective associates within the past year with any person with respect to any of the Company's securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

         Except as set forth in this Proxy Statement (including the Schedules hereto), neither the Value Realization Committee nor any of the Nominees, nor any of the other participants in this solicitation, or any of their respective associates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Company or its affiliates or (ii) any future transactions to which the Company or any of its affiliates will or may be a party. However, the Value Realization Committee has reviewed, and will continue to review, on the basis of publicly available information, various possible business strategies that they might consider in the event that the Nominees are elected to the Board. In addition, if and to the extent that the Nominees are elected, the Nominees intend to conduct a detailed review of the Company and its assets, financial projections, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider and determine what, if any, changes would be desirable in light of the circumstances which then exist.


                    OTHER MATTERS AND ADDITIONAL INFORMATION

         The Value Realization Committee is not aware of any other proposals to be brought before the 2000 Annual Meeting. However, should other proposals be brought before the 2000 Annual Meeting, the persons named as proxies on the enclosed BLUE proxy card will vote on such matters in their discretion.

                                             THE VALUE REALIZATION COMMITTEE


                                             April __, 2000

                                   SCHEDULE I

                 TRANSACTIONS IN THE SECURITIES OF NASHUA CORP.



Shares of Common                      Price                        Date of
Stock Purchased/(Sold)                Per Share                 Purchase/Sale
---------------------                 ---------                 -------------

                            NEWCASTLE PARTNERS, L.P.
                            ------------------------

     5,000                             8.0000                      2/22/00
       900                             8.0000                      2/23/00
    50,000                             8.0625                      2/24/00
       300                             7.5625                      2/29/00
    53,000                             7.8750                       3/7/00
     1,000                             8.0000                       3/8/00
     9,900                             9.1250                      3/20/00
    25,000                             9.2500                      3/21/00
    (5,000)                            10.200                      3/24/00
    (5,000)                            10.250                      3/27/00
    10,000                             8.5625                      3/31/00
       800                             8.3750                       4/4/00
     2,300                             8.5000                       4/5/00
       800                             8.5000                       4/6/00

                              JOHN A. BRICKER, JR.
                              --------------------

       100                             8.4375                       2/1/00

                                   SCHEDULE II

           SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
                                 OF THE COMPANY

                 THE FOLLOWING IS BASED ON INFORMATION CONTAINED
                       IN THE MANAGEMENT PROXY STATEMENT.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table shows the number of shares and percentage of Nashua's common stock beneficially owned by all persons known to Nashua to be the beneficial owners of more than 5% of its common stock, as of March 3, 2000:


                                                                          Amount and          Percent of
                                                                      Nature of Beneficial   Common Stock
              Name of Beneficial Owner                                    Ownership (1)      Outstanding
              -------------------------------                         --------------------   ------------


Gabelli Funds, LLC/GAMCO Investors, Inc./Gabelli
  International II Limited/Gabelli Advisers, Inc./
  Gabelli Group Capital Partners, Inc./Gabelli Asset
  Management Inc./Marc J. Gabelli/Mario J. Gabelli  (a)....................1,055,899             18.0%
  One Corporate Center, Rye, NY  10580

Dimensional Fund Advisors Inc. (b)...........................................479,800              8.2%
  1299 Ocean Avenue, Santa Monica, CA  90401

The TCW Group, Inc./Robert Day (c)...........................................434,900              7.4%
  865 South Figueroa Street, Los Angeles, CA 90017

Franklin Resources, Inc./Charles B. Johnson/Rupert H.  (d)...................429,200              7.3%
  Johnson, Jr./Franklin Advisory Services, LLC
  777 Mariners Island Boulevard, San Mateo, CA  94404

David L. Babson and Company Incorporated (e).................................382,200              6.5%
  One Memorial Drive, Cambridge, MA 02142-1300

Fleet Boston Corporation (f)        .........................................346,574              5.9%
  One Federal Street, Boston, MA 02110

-----------------

1. The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days of March 3, 2000 through the conversion of any convertible note or the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting or investment power (or shares power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(a) Information is based on a joint Schedule 13D (Amendment No. 21) dated March 3, 2000, furnished by such beneficial owners which are affiliated with one another. Gabelli Funds, LLC owns 278,000 shares for which it has sole voting power and sole dispositive power. GAMCO Investors, Inc. owns 756,899 shares, for which it has sole voting power as to 753,399 shares and sole dispositive power. Gabelli International II Limited owns 15,000 shares for which it has sole voting power and sole dispositive power. Gabelli Advisers, Inc. owns 6,000 shares for which it has sole voting power and sole dispositive power.

(b) Information is based on Schedule 13G dated February 11, 2000, furnished by such beneficial owner. Dimensional Fund Advisors Inc. ("Dimensional") has sole voting and sole dispositive power. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of Nashua that are owned by the Funds. All securities reported are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(c) Information is based on Schedule 13G (Amendment No. 4), dated February 11, 2000, furnished by such beneficial owners. The TCW Group, Inc. and Robert Day have shared voting and shared dispositive power.

(d) Information is based on Schedule 13G (Amendment No. 2) dated January 26, 2000, furnished by such beneficial owners. Franklin Advisory Services, LLC has sole voting and sole dispositive power.

(e) Information is based on Schedule 13G (Amendment No. 1) dated February 4, 2000, furnished by such beneficial owner. David L. Babson and Company Incorporated has sole voting and sole dispositive power.

(f) Information is based on Schedule 13G dated February 14, 2000, furnished by such beneficial owner. Fleet Boston Corporation has sole voting power as to 198,400 shares, shared voting power as to 6,374 shares and sole dispositive power as to 340,200 shares.


                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows the number of shares and percentage of Nashua's Common Stock deemed to be beneficially owned by each director and nominee for director, the executive officers of Nashua defined in the Management Proxy Statement as the "Named Executive Officers" and by all directors and executive officers of Nashua as a group, as of March 3, 2000:

                               AMOUNT AND NATURE OF            PERCENT OF COMMON
              NAME            BENEFICIAL OWNERSHIP (1)         STOCK OUTSTANDING
              ----            ------------------------         -----------------

Sheldon A. Buckler............................12,589(2)               *
Gerald G. Garbacz............................281,612(3) (10)          4.8%
Charles S. Hoppin.............................13,589(2)               *
John J. Ireland...............................49,142(4) (10)
John M. Kucharski.............................14,089(2)               *
Joseph R. Matson..............................33,580(5) (10)          *
David C. Miller, Jr............................8,589(2) (6)           *
Peter J. Murphy................................6,652(2)               *
James F. Orr III..............................15,589(2)               *
John L. Patenaude.............................37,110(7) (10)          *
Bruce T. Wright...............................52,938(8) (10)          *
Directors and Executive Officers
   as a group (12 persons)...................505,541(9) (10) (11)   8.6%
-----------------

*     Less than 1% of outstanding shares of common stock

(1) Information as to the interests of the respective nominees has been furnished in part by them. The number of shares beneficially owned is determined under rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which an individual or group has sole or shared voting power or investment power and also any shares which an individual or group has the right to acquire within 60 days of March 3, 2000 through the conversion of any convertible note or the exercise of any stock option, warrant or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or group named in the table has sole voting or investment power (or shares power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2) Includes shares each non-employee director has a right to acquire through stock options which are exercisable as of May 2, 2000 - Mr. Buckler, 5,000 shares; Mr. Hoppin, 7,000 shares; Mr. Kucharski, 7,000 shares; Mr. Miller, 4,000 shares; Mr. Murphy, 3,000 shares; and Mr. Orr, 7,000 shares.

(3) Includes 90,000 shares Mr. Garbacz has a right to acquire through stock options which are exercisable as of May 2, 2000. Also includes 120,000 shares of performance based restricted stock, 60,000 shares of which will vest when the average closing price over a ten trading day period of Nashua shares (the "Ten Day Average Closing Price") reaches $19.00; and 60,000 shares of which will vest when the Ten Day Average Closing Price reaches $21.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited. Also includes 25,000 shares of performance based restricted stock, 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $21.00; and 12,500 shares of which will vest when the Ten Day Average Closing Price reaches $23.00. However, any shares which have not vested upon the earlier of (i) December 15, 2003 or (ii) termination of employment, will be forfeited. Also includes 9,000 shares of restricted stock, 4,500 shares of which will vest on December 31, 2000 if Mr. Garbacz is an employee of the Company at such time and the remaining 4,500 shares of which will vest on December 31, 2001 if Mr. Garbacz is an employee of the Company at such time, provided that 100% will vest in the event of a change of control as defined in Mr. Garbacz's Change of Control and Severance Agreement dated June 24, 1998.

(4) Includes 33,500 shares Mr. Ireland has a right to acquire through stock options which are exercisable as of May 2, 2000. Also includes 5,000 shares of performance based restricted stock, 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $18.00; and 2,500 shares of which will vest when the Ten Day Average Closing Price reaches $20.00. However, any shares which have not vested upon the earlier of (i) February 25, 2003 or (ii) termination of employment, will be forfeited. Also includes 10,000 shares of performance based restricted stock, 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $21.00; and 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $23.00. However, any shares which have not vested upon the earlier of (i) December 15, 2003 or (ii) termination of employment, will be forfeited.

(5) Includes 22,700 shares Mr. Matson has a right to acquire through stock options which are exercisable as of May 2, 2000. Also includes 10,000 shares of performance based restricted stock, 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $20.00; and 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $25.00. However, any shares which have not vested upon the earlier of (i) October 24, 2002 or (ii) termination of employment, will be forfeited.

(6) Includes 1,395 shares held by Mr. Miller's spouse.

(7) Includes 14,500 shares Mr. Patenaude has a right to acquire through stock options which are exercisable as of May 2, 2000. Also includes 10,000 shares of performance based restricted stock, 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $19.00; and 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $21.00. However, any shares which have not vested upon the earlier of (i) May 12, 2003 or (ii) termination of employment, will be forfeited. Also includes 10,000 shares of performance based restricted stock, 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $21.00; and 5,000 shares of which will vest when the Ten Day Average Closing Price reaches $23.00. However, any shares which have not vested upon the earlier of (i) December 15, 2003 or (ii) termination of employment, will be forfeited.

(8) Includes 50,000 shares Mr. Wright has a right to acquire through stock options which are exercisable as of May 2, 2000.

(9) Includes 205,200 shares which the directors and executive officers of Nashua have the right to acquire through stock options which are exercisable as of May 2, 2000.

(10) Includes shares held in trust under the Company's Employees' Savings Plan under which each participating employee has voting power as to the shares in his account. As of March 3, 2000, 2,612 shares are held in trust for Mr. Garbacz's account; 642 shares are held in trust for Mr. Ireland's account; 1,610 shares are held in trust for Mr. Patenaude's account; 880 shares are held in trust for Mr. Matson's account; 2,238 shares are held in trust for Mr. Wright's account; and 5,744 shares are held in trust for the accounts of all directors and executive officers as a group. No director other than Mr. Garbacz participates in the Plan.

(11) Includes 219,000 shares of performance based restricted stock.

                             YOUR VOTE IS IMPORTANT


      Tell your Board what you think! No matter how many Shares you own, please give the Value Realization Committee your proxy FOR the election of the Nominees and FOR the Poison Pill Resolution by taking three steps:

      1. Sign the enclosed BLUE Proxy Card;

      2. Date the enclosed BLUE Proxy Card; and

      3. Mail the enclosed BLUE Proxy Card today in the envelope provided (no postage is required if mailed in the United States).

      If any of your Shares are held in the name of a brokerage firm, bank, bank nominee of other institution, only it can vote such Shares and only upon receipt of your specific instructions. Accordingly, please contact the person responsible for your account and instruct that person to execute the BLUE proxy card representing your Shares. The Value Realization Committee urges you to confirm in writing your instructions to the Value Realization Committee in care of D. F. King & Co., Inc. at the address provided below so that the Value Realization Committee will be aware of all instructions given and can attempt to ensure that such instructions are followed.

      If you have any questions or require any additional information concerning this Proxy Statement, please contact D. F. King & Co., Inc at the address set forth below:


                              D. F. KING & CO., INC
                                 77 Water Street
                             New York, NY 10005-4495
                        Call Toll Free (800) 488-8035
                                       or
                     Banks and Brokers Call (212) 269-5550

                NASHUA CORPORATION ANNUAL MEETING OF STOCKHOLDERS

      THIS PROXY IS SOLICITED ON BEHALF OF THE VALUE REALIZATION COMMITTEE

         The undersigned stockholder of Nashua Corporation ("Nashua") appoints the Value Realization Committee and each of them, as attorneys and agents with full power of substitution to vote all Shares which the undersigned would be entitled to vote if personally present at the 2000 Annual Meeting of stockholders of the Company that is currently scheduled to be held on April 25, 2000, at a time and place to be announced by Nashua and including at any adjournments, postponements, continuations or reschedulings thereof and at any special meeting called in lieu thereof, as follows:

THE VALUE REALIZATION COMMITTEE RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW AND FOR THE POISON PILL RESOLUTION.

1.  ELECTION OF DIRECTORS:             FOR      WITHHOLD       FOR ALL
                                       ALL         ALL         Except nominee
      Nominees:  Mark E. Schwarz,                              written below
      John A. (Pete) Bricker, Jr.,
      Dan E. Bruhl, M.D., Joseph A.    [ ]        [ ]              [ ]
      Malick



2.  APPROVAL OF                        FOR      AGAINST        ABSTAIN
    STOCKHOLDER PROPOSAL               [ ]        [ ]              [ ]


3.  RATIFICATION OF                    FOR      AGAINST        ABSTAIN
    INDEPENDENT
    ACCOUNTANTS                        [ ]        [ ]              [ ]



4. In their discretion with respect to any other matters as may properly come before the 2000 Annual Meeting.

      The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the Shares held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this proxy will be voted as directed above. If no direction is indicated with respect to the above proposals, this proxy will be voted FOR the election of the Nominees, or any substitutions or additions thereto, including cumulatively for all or fewer than all of the Nominees, FOR the approval of the Stockholder Proposal, and FOR the appointment of Ernst & Young LLP, as independent accounts, in the sole discretion of the proxies and in the manner set forth in Item 4 above.



      This proxy will be valid until the sooner of one year from the date indicated below and the completion of the 2000 Annual Meeting.


DATED:  _________________________________, 2000.

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.

-------------------------------------------------------
(Signature)

-------------------------------------------------------
(Signature, if held jointly)

-------------------------------------------------------
(Title)


          WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN.
         EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE
                           CAPACITY IN WHICH SIGNING.


       IMPORTANT: PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN
                             THE ENCLOSED ENVELOPE!

            IF YOU NEED ASSISTANCE WITH THIS PROXY CARD, PLEASE CALL
                             D. F. KING & CO., INC.
                          CALL TOLL FREE (800) 488-8035